Exhibit 5

                                 April 28, 1999


Investment Technology Group, Inc.
380 Madison Avenue
4th Floor
New York, New York  10017

      Re: Post-effective Amendment No. 1 to Form S-8 Relating to the Investment Technology Group, Inc. 1994 Stock Option and Long-Term Incentive Plan, as Amended and Restated, the Amended Non-Employee Directors' Stock Option Plan, Options Granted to Certain Non-Employee Directors and
            Employee Stock Purchase Plan

Ladies and Gentlemen:

     We have acted as counsel to Investment Technology Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of post-effective amendment no. 1 to registration statements on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to shares of the Company's common stock (the "Registered Shares"), $.01 par value per share (the "Common Stock"), issuable under the Company's 1994 Stock Option and Long-Term Incentive Plan, as amended and restated, the Company's Amended Non-Employee Directors' Stock Option Plan and the Employee Stock Purchase Plan (collectively, the "Plans") and pursuant to the exercise of certain options granted to certain non-employee directors (the "Specified Directors' Options").

     In connection with this opinion, we have examined the registration statements, the certificate of incorporation and bylaws of the Company, certain of the Company's corporate proceedings as reflected in its minute books, the Plans and such other records as we have deemed relevant. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. As to factual matters, we have relied on certificates and other representations and warranties of officers of the Company and its subsidiaries and certificates and other documents of or provided by governmental officials as we have deemed necessary or desirable.

     In our opinion, the Registered Shares when and to the extent issued in accordance with the terms of the Plans and the Specified Directors' Options and the resolutions authorizing the Plans and the Specified Directors' Options for a price per share not less than the par value thereof, will be validly issued, fully paid, and non-assessable shares of Common Stock.

     In rendering this opinion, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion and consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                              Very truly yours,


                                              /s/ Cahill Gordon & Reindel